Exhibit 99.1

TranSwitch Corporation Announces Stock Repurchase Program

SHELTON, CT – February 13, 2008 – TranSwitch Corporation (NASDAQ: TXCC), today announced that its Board of Directors has authorized a stock repurchase program under which the Company may repurchase shares of its outstanding common stock up to the amount of $10 million. As of December 31, 2007, TranSwitch’s cash and cash equivalents were approximately $34.1 million and the Company had approximately 133 million shares of common stock outstanding.

“We have confidence in the long-term prospects of TranSwitch,” commented Dr. Santanu Das, President and Chief Executive Officer. “This share repurchase program reflects our confidence.”

The share repurchase program authorizes TranSwitch to repurchase shares over the next 24 months, from time to time, through transactions in the open market or in privately negotiated transactions. The number of shares to be purchased and the timing of the purchases will be based on market conditions and other factors. The stock repurchase program does not require the Company to repurchase any specific dollar value or number of shares, and the Company may terminate the repurchase program at any time.

About TranSwitch Corporation

TranSwitch Corporation designs, develops and markets innovative semiconductors that provide core functionality and complete solutions for voice, data and video communications network equipment. As a leading supplier to telecom, datacom, cable television and wireless markets, TranSwitch customers include the major OEMs that serve the worldwide public network, the Internet, and corporate Wide Area Networks (WANs). TranSwitch devices are inherently flexible, many incorporating embedded programmable microcontrollers to rapidly meet customers’ new requirements or evolving network standards by modifying a function via software instruction. TranSwitch implements global communications standards in its VLSI solutions and is committed to providing high-quality products and services. TranSwitch, Shelton, CT, is an ISO 9001:2000 registered company. For more information, visit www.transwitch.com.

Forward-looking statements in this release, including statements regarding management’s expectations for future financial results and the markets for TranSwitch’s products, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that these forward-looking statements regarding TranSwitch, its operations and its financial results involve risks and uncertainties, including without limitation risks associated with downturns in economic conditions generally and in the telecommunications and data communications markets and the semiconductor industry specifically; risks in product development and market acceptance of and demand for TranSwitch’s products and products developed by TranSwitch’s customers; risks relating to TranSwitch’s indebtedness; risks of failing to attract and retain key managerial and technical personnel; risks associated with foreign sales and high customer concentration; risks associated with competition and competitive pricing pressures; risks associated with investing in new businesses; risks of dependence on third-party VLSI fabrication facilities; risks associated with acquiring new businesses; risks related to intellectual property rights and litigation; risks in technology development and commercialization; and other risks detailed in TranSwitch’s filings with the Securities and Exchange Commission.

For more information contact:

Robert A. Bosi

Vice President, Chief Financial Officer

Phone: 203/929-8810 ext. 2465

www.transwitch.com